Exhibit 10.1

NON-SOLICITATION AGREEMENT

THIS NON-SOLICITATION AGREEMENT (“Agreement”) is made as of the 27th day of February, 2006 by and between FEDERAL REALTY INVESTMENT TRUST (“Trust”) and MARK S. ORDAN.

RECITALS

A. Mr. Ordan serves as a trustee on the Board of Trustees of the Trust (“Board”).

B. In connection with Mr. Ordan’s accepting a position with The Mills Corporation, a retail real estate company in the Washington, DC metropolitan area (“Mills”), and as required by the Trust’s Corporate Governance Guidelines, Mr. Ordan submitted to the Board an offer to resign his position as a trustee.

C. The Board has determined that it is in the best interests of the shareholders of the Trust for Mr. Ordan to continue to serve on the Board provided that Mr. Ordan executes this Agreement.

NOW THEREFORE, in consideration of Mr. Ordan’s continuation of service on the Board, including the fees to be paid to Mr. Ordan for such service, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and Mr. Ordan hereby agree as follows:

1. Recitals. The recitals set forth above are hereby incorporated in their entirety.

2. Restrictions on Solicitation and Hiring.

(a) During the term of Mr. Ordan’s service on the Board and for two (2) years after the date on which such service ends (the “Post-Termination Period”), Mr. Ordan hereby agrees that he will not, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a “Person”), solicit any Person who is at the time of termination of Mr. Ordan’s service on the Board, or has been within six (6) months prior to the time of termination of such service, an employee of the Trust or its affiliates, for the purpose or with the intent of enticing such employee away from or out of the employ of the Trust or its affiliates. This Agreement is made so that the Trust can maintain an uninterrupted work force. Mr. Ordan will not hire any employee of the Trust, either during his term or within six (6) months after the expiration of his term, without the consent of the Trust’s Chief Executive Officer.

(b) The restrictions in Section 2(a) shall lapse and have no further force or effect in the Post-Termination Period if: (i) Mr. Ordan’s service on the Board ends as a result of a change of control of the Trust. For purposes of this Agreement, a change of control shall be deemed to have occurred if payments are made to any executive officer of the Trust pursuant to any change of control arrangement in place between the Trust and such executive officer; or (ii) Mr. Ordan ceases being employed by Mills and is not employed by any other retail real estate company.

(c) Because of the difficulty of measuring economic losses to the Trust as a result of a breach of the restriction in Section 2(a), and because of the immediate and irreparable damage that could be caused to the Trust for which it would have no other adequate remedy, Mr. Ordan agrees that, in addition to and not in limitation of any other rights, remedies or damages available to the Trust at law, in equity or under this Agreement, the Trust may enforce any breach or threatened breach of the restriction in Section 2(a) by an injunction and/or restraining order.

(d) The parties hereby agree that the restriction in Section 2(a) imposes a fair and reasonable restraint on Mr. Ordan in light of the activities and business of the Trust on the date of the execution of this Agreement and the current plans of the Trust; but it is also the intent of the Trust and Mr. Ordan that such restriction be construed and enforced in accordance with the changing activities, business and locations of the Trust and its affiliates for so long as such restriction remains in place.

(e) The Post Termination Period shall be calculated by excluding therefrom any time during which Mr. Ordan is in violation of Section 2(a) of this Agreement.

3. Severability/Unenforceablity. The provisions in this Agreement are severable and separate, and the unenforceability of any specific provision shall not affect any other provision in this Agreement. If any court of competent jurisdiction determines that all or any portion of the restrictions in Section 2(a) of this Agreement are unreasonable, then such restrictions be enforced to the fullest extent that such court deems reasonable, and the Agreement shall be reformed to reflect the same. Further, if any applicable law, judicial ruling or order shall reduce the time period during which Mr. Ordan is subject to the restriction in Section 2(a), the period of time for which Mr. Ordan shall be subject to such restriction shall be the maximum time permitted by law.

4. Enforcement Costs. In the event either party takes action to enforce this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees and expenses plus other costs and ancillary expenses incurred in connection with such enforcement action.

5. Governing Law. The provisions of this Agreement shall be governed by the laws of the State of Maryland, without regard to the conflicts of laws provisions thereof.

6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument; provided, however, in no event shall this Agreement be effective unless and until signed by both parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Donald C. Wood
Donald C. Wood
President and Chief Executive Officer

/s/ Mark S. Ordan
MARK S. ORDAN